Exhibit 5.1

Locke Lord LLP

111 Huntington Avenue

Boston, MA 02199

1 617 230 0100 main 1 617 227 4420 fax

February 27, 2015

TECO Energy, Inc.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

Re:	TECO Energy, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are rendering this opinion in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof by TECO Energy, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement, including the prospectus included therein (the “Prospectus”), which is a part of the Registration Statement, relates to up to 10,000,000 shares of the Company’s common stock, $1.00 par value per share (the “Plan Shares”), which Plan Shares are being offered pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). We understand that the Plan Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Plan Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

The opinion rendered herein is limited to the law of the State of Florida and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan, other than the provisions of the Plan relating to Large Cash Purchases (as defined in the Plan) (the “Large Cash Purchase Provisions”), will be validly issued, fully paid and non-assessable. Upon adoption by the Board of Directors of the Company of a resolution authorizing issuance of Plan Shares pursuant to the Large Cash Purchase Provisions in form and content as required by applicable law and upon issuance and delivery and payment for such shares in accordance with the terms of the Large Cash Purchase Provisions and in the manner contemplated by such resolution, such Plan Shares will be validly issued, fully paid and non-assessable.

We assume for purposes of this opinion that the Company is and will remain duly organized, validly existing and in good standing under the law of the State of Florida.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP